Exhibit 99.1

KPS CAPITAL PARTNERS, LP, THROUGH AN AFFILIATE, WINS AUCTION FOR SUBSTANTIALLY ALL OF THE ASSETS OF LENOX GROUP INC.

New York, NY (February 12, 2009) -- KPS Capital Partners, LP (“KPS”), through a newly formed company, was the successful bidder in the auction to purchase substantially all of the assets of the Lenox business (“Lenox”). KPS has committed sufficient capital to fund the entire purchase price and the post-closing liquidity needs of Lenox without outside financing. The auction and sale is subject to final approval of the U.S. Bankruptcy Court. The offer does not include the Department 56 business which is scheduled for a separate auction process to be held shortly.

Michael Psaros, Managing Partner of KPS said, "We are excited to proceed expeditiously with the closing of the transaction. We look forward to growing Lenox's unique portfolio of brands through innovation and cutting edge design, and building on the company's tradition of quality and its legendary American heritage."

“KPS made a substantial and firm offer and was the highest qualified bidder with the greatest certainty of closing quickly.” said Marc Pfefferle, Lenox CEO. “Furthermore, KPS’s commitment to provide the capital to build our brands so they can realize their full potential for sustainable growth and profitability is a great outcome for our employees, customers and vendors.”

Berenson & Company, LLC is acting as Lenox’s financial advisor and Weil, Gothshal & Manges LLP is providing legal counsel.

About KPS Capital Partners, LP

KPS Capital Partners, LP is the manager of the KPS Special Situations Funds, a family of private equity funds with over $1.8 billion of committed capital focused on constructive investing in restructurings, turnarounds and other special situations. KPS has created new companies to purchase operating assets out of bankruptcy; established stand-alone entities to operate divested assets; and recapitalized highly leveraged public and private companies. The KPS investment strategy targets companies with strong franchises that are experiencing operating and financial problems. KPS invests its capital concurrently with a turnaround plan predicated on cost reduction, capital investment and capital availability. Typically, the KPS turnaround plan is accompanied by a financial restructuring of the company's liabilities. The KPS investment strategy and portfolio companies are described in detail at the firm's website: www.kpsfund.com.

About Lenox

Lenox Group Inc. is a market leader in quality tabletop, giftware and collectible products sold under the Lenox, Dansk, Gorham and Department 56 brand names. The company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, company-operated retail stores, and direct-to-consumer channels, including catalog, direct mail, media, telemarketing and the Internet.